EXHIBIT 99.1

Havertys Reports Operating Results for Second Quarter 2024

Atlanta, Georgia, July 31, 2024 – HAVERTYS (NYSE: HVT and HVT.A), today reported operating results for the second quarter ended June 30, 2024.

Second quarter 2024 versus second quarter 2023:

•	Diluted earnings per common share (“EPS”) of $0.27 versus $0.70.
•	Consolidated sales decreased 13.4% to $178.6 million. Comparable-store sales decreased 13.6%.
•	Gross profit margin was 60.4% compared to 60.5%.

Clarence H. Smith, Chairman and CEO said, “Our teams are continuing to evaluate all aspects of our business from top-line growth to operating efficiencies and cost reductions during this period in the demand cycle. Our experience informs these decisions and we are mindful of measures taken in the near-term and their potential impact on the Havertys brand.

"We are pleased to announce the addition of a second store serving the Indianapolis market. The former Bed, Bath, & Beyond store located in Greenwood, Indiana, is expected to open in the fourth quarter of this year. Our store growth strategy is on track with plans to open a net of five new stores in 2024 and 2025.

"Havertys' strong financial position enables us to make important investments during demand downturns as others retrench. These forward-looking preparations enhance our opportunities for greater success when the economic cycle improves."

NEWS RELEASE – July 31, 2024

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Sales	$178.6	$206.3	$362.6	$431.0
Gross Profit	108.0	124.9	219.0	257.7
Gross profit as a % of sales	60.4%	60.5%	60.4%	59.8%

SGA
Variable	34.7	41.0	71.8	85.9
Fixed	68.4	69.0	140.7	142.5
Total	103.1	110.0	212.5	228.4
SGA as a % of sales
Variable	19.4%	19.9%	19.8%	19.9%
Fixed	38.3%	33.4%	38.8%	33.1%
Total	57.7%	53.3%	58.6%	53.0%

Pre-tax income	6.5	15.8	9.6	31.3
Pre-tax income as a % of sales	3.6%	7.7%	2.6%	7.3%
Net income	4.4	11.8	6.8	24.2
Net income as a % of sales	2.5%	5.7%	1.9%	5.6%

Diluted earnings per share (“EPS”)	$0.27	$0.70	$0.41	$1.44

Other Financial and Operations Data

	Six Months Ended June 30,
	2024	2023
EBITDA (in millions)(1)	$16.8	$38.3
Sales per square foot	$166	$199
Average ticket	$3,332	$3,250

Liquidity Measures

	Six Months Ended June 30,			Six Months Ended June 30,
Free Cash Flow	2024	2023	Cash Returns to Shareholders	2024	2023
Operating cash flow	$17.5	$40.1	Share repurchases	$—	$—
			Dividends	10.1	9.4
Capital expenditures	(16.0)	(40.5)	Cash returns to shareholders	$10.1	$9.4
Free cash flow	$1.5	$(0.4)

Cash at period end	$116.1	$116.1

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – July 31, 2024

Second Quarter ended June 30, 2024 Compared to Same Period of 2023
•	Total sales down 13.4%, comp-store sales down 13.6% for the quarter. Total written sales were down 15.2% and written comp-store sales declined 15.8% for the quarter.
•
Gross profit margins decreased to 60.4% in 2024 from 60.5% in 2023. The decrease is driven by the change in the LIFO reserve which generated an immaterial impact on gross profit in 2024 compared to a positive impact of $3.4 million in 2023.

•	SG&A expenses were 57.7% of sales versus 53.3% and decreased $6.9 million. The primary drivers of this change are:
◦	decrease in warehouse and delivery costs of $3.5 million primarily from reduced labor costs and lower expenditures for supplies and fuel.
◦	decrease of $3.3 million in selling expenses as these are predominantly variable costs tied to commissioned-based compensation expense and third-party creditor costs.
◦	decrease in administrative expenses of $1.6 million largely due to lower stock compensation costs.
◦	decrease of $1.3 million in advertising expenses driven by reduced spending on television and interactive marketing.
◦	increase in occupancy costs of $2.8 million primarily due to a reduction in rent expense in 2023 for a $1.8 million lease incentive payment.

Balance Sheet and Cash Flow for the Six Months ended June 30, 2024
•	Cash, cash equivalents, and restricted cash equivalents at June 30, 2024 are $116.1 million.
•
Generated $17.5 million in cash from operating activities primarily from earnings and changes in working capital including a $1.6 million reduction in inventories, $2.9 million increase in customer deposits, and a $10.2 million decrease in accrued liabilities and vendor repayments.

•	Invested $16.0 million in capital expenditures.
•	Paid $10.1 million in quarterly cash dividends.
•	No debt outstanding at June 30, 2024 and credit availability of $80.0 million.

Expectations and Other
•
Our expectations for gross profit margins for 2024 are unchanged from our prior guidance and are between 60.0% to 60.5%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence.

•
Fixed and discretionary expenses within SG&A for the full year of 2024 are expected to be in the $282.0 to $284.0 million range, an $8.0 million reduction in our previous guidance, primarily due to reduced costs for advertising, incentive compensation, and professional fees. Variable SG&A expenses for the full year of 2024 are anticipated to be in the 19.7% to 20.0% range, a decrease of 20 basis points in our previous guidance driven by third party credit expense and delivery costs.

•	Our effective tax rate for 2024 is expected to be 27.5%, excluding the impact from discrete items and any new tax legislation, an increase from our previous guidance of 26.5%.
•	Planned capital expenditures for the full year of 2024 are approximately $33.0 million. We expect retail square footage will increase approximately 3.4% in 2024 over 2023.

NEWS RELEASE – July 31, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2024	2023	2024	2023

Net sales	$178,636	$206,289	$362,633	$431,042
Cost of goods sold	70,652	81,394	143,630	173,363
Gross profit	107,984	124,895	219,003	257,679

Expenses:
Selling, general and administrative	103,099	110,016	212,455	228,377
Other expense (income), net	(101)	14	(78)	9
Total expenses	102,998	110,030	212,377	228,386

Income before interest and income taxes	4,986	14,865	6,626	29,293
Interest income, net	1,467	973	3,022	1,983

Income before income taxes	6,453	15,838	9,648	31,276
Income tax expense	2,015	4,046	2,817	7,112
Net income	$4,438	$11,792	$6,831	$24,164

Basic earnings per share:
Common Stock	$0.27	$0.73	$0.42	$1.49
Class A Common Stock	$0.25	$0.68	$0.39	$1.41

Diluted earnings per share:
Common Stock	$0.27	$0.70	$0.41	$1.44
Class A Common Stock	$0.25	$0.67	$0.39	$1.38

Cash dividends per share:
Common Stock	$0.32	$0.30	$0.62	$0.58
Class A Common Stock	$0.30	$0.28	$0.58	$0.54

NEWS RELEASE – July 31, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	June 30, 2024	December 31, 2023	June 30, 2023

Assets
Current assets
Cash and cash equivalents	$109,942	$120,635	$109,143
Restricted cash and cash equivalents	6,125	7,142	6,959
Inventories	92,401	93,956	114,722
Prepaid expenses	16,445	17,067	11,734
Other current assets	15,497	12,793	14,914
Total current assets	240,410	251,593	257,472
Property and equipment, net	177,449	171,588	169,091
Right-of-use lease assets	195,000	202,306	199,698
Deferred income taxes	15,478	15,641	16,829
Other assets	13,768	13,005	13,100
Total assets	$642,105	$654,133	$656,190
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,058	$18,781	$20,289
Customer deposits	38,731	35,837	45,589
Accrued liabilities	37,090	46,289	41,798
Current lease liabilities	36,561	37,357	36,799
Total current liabilities	130,440	138,264	144,475
Noncurrent lease liabilities	176,940	180,397	178,835
Other liabilities	27,627	27,106	27,297
Total liabilities	335,007	345,767	350,607

Stockholders’ equity	307,098	308,366	305,583
Total liabilities and stockholders’ equity	$642,105	$654,133	$656,190

NEWS RELEASE – July 31, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Six Months Ended June 30,
	2024	2023
Cash Flows from Operating Activities:
Net income	$6,831	$24,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,147	9,017
Share-based compensation expense	4,130	4,439
Other	1,314	(256)
Changes in operating assets and liabilities:
Inventories	1,555	3,611
Customer deposits	2,894	(2,380)
Other assets and liabilities	916	11,637
Accounts payable and accrued liabilities	(10,245)	(10,104)
Net cash provided by operating activities	17,542	40,128

Cash Flows from Investing Activities:
Capital expenditures	(15,952)	(40,482)
Proceeds from sale of land, property and equipment	52	23
Net cash used in investing activities	(15,900)	(40,459)

Cash Flows from Financing Activities:
Dividends paid	(10,070)	(9,414)
Taxes on vested restricted shares	(3,282)	(4,083)
Net cash used in financing activities	(13,352)	(13,497)

Decrease in cash, cash equivalents and restricted cash equivalents during the period	(11,710)	(13,828)
Cash, cash equivalents and restricted cash equivalents at beginning of period	127,777	129,930
Cash, cash equivalents and restricted cash equivalents at end of period	$116,067	$116,102

NEWS RELEASE – July 31, 2024

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Six Months Ended June 30,
(in thousands)	2024	2023
Income before income taxes, as reported	$9,648	$31,276
Interest income, net	(3,022)	(1,983)
Depreciation	10,147	9,017
EBITDA	$16,773	$38,310

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on August 1, 2024 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 125 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – July 31, 2024

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2024, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: disruptions in our suppliers' operations; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2023 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys